UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.             )

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Pogo Producing Company
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PAUL G. VAN WAGENEN CHAIRMAN, PRESIDENT & CHIEF EXECUTIVE OFFICER	POGO PRODUCING COMPANY

IMPORTANT ANNUAL MEETING
PLEASE VOTE TODAY

April 20, 2007

Dear Fellow Shareholders:

You are cordially invited to attend the 2007 Annual Meeting of Shareholders of Pogo Producing Company, which will be held at the Century II Room, Renaissance Houston Hotel, 6 Greenway Plaza, Houston, Texas, on May 15, 2007, at 10:00 a.m. (CDT). The meeting location is accessible to the disabled. The Board of Directors and management look forward to meeting those shareholders able to attend the meeting.

At the meeting, you will be asked to consider and vote upon:  (1) election of four directors, each for a term of three years; (2) ratification of the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for 2007; and (3) such other business as may properly come before the meeting or any postponement or adjournment thereof.

We hope that you will find it convenient to attend the meeting in person. However, whether or not you expect to attend, in order to assure your representation at the meeting and the presence of a quorum, please date, sign and promptly mail the enclosed proxy. A return envelope is provided, and no postage need be affixed if mailed in the United States.

On behalf of your Board of Directors, thank you for your continued interest and support.

Sincerely,

Paul G. Van Wagenen
Chairman of the Board

5 GREENWAY PLAZA, SUITE 2700 HOUSTON, TEXAS 77046-0504—P.O. BOX 2504 HOUSTON, TEXAS 77252-2504—713/297-5000 FAX 713/297-5100

POGO PRODUCING COMPANY P.O. BOX 2504 HOUSTON, TEXAS 77252-2504

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 15, 2007

TO THE SHAREHOLDERS OF
POGO PRODUCING COMPANY:

Notice is hereby given that the Annual Meeting of Shareholders of Pogo Producing Company will be held at the Century II Room, Renaissance Houston Hotel, 6 Greenway Plaza, Houston, Texas, on May 15, 2007, at 10:00 a.m. (CDT), for the following purposes:

1.                To elect four members of the Board of Directors to serve until the 2010 Annual Meeting.

2.                To vote on ratification of the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for the year 2007.

3.                To transact such other business as may properly come before the meeting or any adjournments thereof.

Shareholders of record at the close of business on April 9, 2007, are entitled to notice of, and to vote at the meeting or any postponement or adjournment thereof.

You are cordially invited to attend the meeting in person. Even if you plan to attend the meeting, however, you are requested to sign, date and return the accompanying proxy as soon as possible.

By Order of the Board of Directors,

Michael J. Killelea
Corporate Secretary

i

OTHER MATTERS	37
Annual Report	37
Proposals by Security Holders and Advance Notice Procedures	37
Section 16(a) Beneficial Ownership Reporting Compliance and Other Matters	37
Other Business	38

ii

POGO PRODUCING COMPANY

PROXY STATEMENT

This Proxy Statement is being furnished in connection with the solicitation of proxies by the board of directors (the “Board of Directors”) of Pogo Producing Company to be voted at the Annual Meeting of Shareholders to be held at the time and place and for the purposes set forth in the accompanying notice. This Proxy Statement and the accompanying proxy card are being mailed to shareholders beginning on or about April 23, 2007. Pogo Producing Company will bear the costs of soliciting proxies in the accompanying form. In addition to the solicitation of proxies by mail, proxies may also be solicited by telephone, facsimile, Internet or personal interview by our officers and regular employees. We also retained D.F. King & Co., Inc., a professional proxy soliciting firm, to assist in the solicitation of proxies and to provide us with advisory and consulting, shareholder profiles and other services in preparation for our 2007 Annual Meeting of Shareholders. D.F. King, on our behalf, may contact individual and institutional shareholders to solicit their votes in support of our company for our 2007 Annual Meeting of Shareholders. We anticipate that the fees and expenses we will incur for these services will be approximately $60,000. We will reimburse brokers and other persons holding stock in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to beneficial owners of stock.

VOTING OF SHARES

As of the close of business on April 9, 2007, the record date for determining shareholders entitled to vote at the meeting, we had outstanding and entitled to vote 58,478,697 shares of common stock, par value $1 per share. We have no other class of stock outstanding. Each share of our common stock is entitled to one vote with respect to the matters to be acted upon at the meeting. Shareholders are not allowed to cumulate votes in the election of directors. The presence, in person or by proxy, of the holders of a majority of the votes represented by outstanding shares of common stock is necessary to constitute a quorum at the Annual Meeting of Shareholders.

You may vote for all, some or none of the nominees for director. The affirmative vote of a plurality of the shares of our common stock present, in person or by proxy, and entitled to vote at the Annual Meeting of Shareholders is sufficient to elect directors. The vote required for the ratification of the appointment of PricewaterhouseCoopers LLP to audit our financial statements for 2007 is a majority of the votes cast on the matter. Shares voted “For” or “Against” a proposal will be treated as votes cast at the Annual Meeting, while abstentions and “broker non-votes” will not be treated as votes cast at the Annual Meeting. Broker non-votes occur when a brokerage firm, bank or other nominee holder has not received voting instructions with respect to a particular matter and the nominee holder does not have discretionary power to vote on that matter. Votes to withhold and broker non-votes have no effect on the election of directors, since they are elected by plurality. Because abstentions and broker non-votes are not considered votes cast, they have no effect on the ratification of auditors. Otherwise, abstentions and broker non-votes generally have the effect of a vote against the proposal.

All duly executed proxies received before the meeting will be voted in accordance with the choices specified thereon. As to a matter for which no choice has been specified in a proxy, the shares represented thereby will be voted by the persons named in the proxy (1) FOR the election as directors of the four nominees listed in this proxy statement, (2) FOR ratification of the appointment of PricewaterhouseCoopers LLP, independent registered public accounting firm, to audit our financial statements for 2007, and (3) in the discretion of the persons named in the proxy in connection with any other business that may properly come before the meeting.

RECENT DEVELOPMENTS

In November 2006, Third Point LLC, an investment management firm, and Daniel S. Loeb, its Founder and CEO, filed a Schedule 13D with the SEC reporting the acquisition by them and certain hedge funds and managed accounts for which Third Point LLC serves as investment manager or advisor (collectively, “Third Point”) of beneficial ownership of approximately 7.2% of our common stock. In subsequent amendments to the Schedule 13D filing made in December 2006 and January 2007, Third Point stated its intention to seek to elect at the 2007 Annual Meeting new directors who would constitute a majority of the Board of Directors and reported the acquisition of additional shares of our common stock, bringing its beneficial ownership to 7.9% of our outstanding common stock. In February 2007, Third Point provided notice to us of its director nominees and related Bylaw amendment proposals.

On March 12, 2007, we and Third Point entered into an agreement settling the potential proxy contest. Pursuant to the agreement, our Board of Directors was expanded from eight to 10 members and Mr. Loeb and Bradley L. Radoff, Senior Portfolio Manager of Third Point, were appointed to fill the new directorships, the terms of which expire in 2007 and 2008, respectively. The Board agreed to nominate and recommend Mr. Loeb for election at the 2007 Annual Meeting. The agreement provides that Mr. Loeb will serve on the Board’s Executive and Management Committees, and Mr. Radoff will serve on the Board’s Compensation, Nominating and Corporate Governance and Management Committees.

Third Point has agreed not to engage in the solicitation of proxies or otherwise to seek control of our company or to influence our management or Board of Directors until December 31, 2007. At the 2007 Annual Meeting (and any other shareholder meeting held for the purpose of electing directors until December 31, 2007), Third Point has agreed to vote all its shares of our common stock in accordance with the recommendation of the Board of Directors regarding director nominees.

Third Point is entitled to nominate replacement designees if Messrs. Loeb or Radoff die or become disabled or their employment and affiliations with Third Point are terminated. Third Point may also nominate replacement designees to fill a single vacancy from each of its two directorships if its representatives otherwise resign from the Board, subject to specified limitations. Any replacements nominated by Third Point are subject to review and approval by the Nominating and Corporate Governance Committee and election by the Board of Directors, which approvals may not be unreasonably withheld or delayed. The agreement provides for the automatic and irrevocable resignation of each of the Third Point designee directors (without replacement nomination rights for Third Point) upon the first to occur of the following:

•       the first date on which Third Point engages in any solicitation of proxies or certain other activities prohibited under the Agreement;

•       the first date on which Third Point beneficially owns less than 5% of the shares of our common stock outstanding; or

•       the date on which the Agreement is terminated.

Prior to the 2008 annual meeting of shareholders, we have agreed not to propose any amendments to our Certificate of Incorporation and not to adopt amendments to our Bylaws that change the notification provisions relating to shareholder proposals, prescribe any qualifications for directors or affect the ability of the shareholders to amend the Bylaws. We also agreed not to appoint additional directors to the Board of Directors during this time period, except that the agreement permits us to offer a new directorship to Robert B. Rowling, the chairman of TRT Holdings, Inc., which owned 9.2% of our common stock as of April 9, 2007, at any time prior to June 4, 2007, and also permits us to add any new director included in the class of directors whose term will expire at the 2008 annual meeting of shareholders. Further, we agreed to hold the 2008 annual meeting of shareholders no earlier than May 31, 2008 and no later than June 30, 2008.

The agreement contains a mutual non-disparagement provision between the parties, and Third Point has also agreed to keep our information confidential, in each case for specified periods.

Pursuant to the agreement, we agreed to reimburse up to $200,000 of Third Point’s documented, out-of-pocket costs and expenses related to the preparation and filing of any proxy materials by Third Point, the preparation for and the solicitation of proxies for the 2007 Annual Meeting, including legal fees and the fees of the proxy solicitor retained by Third Point, and the efforts of Third Point to cause us to explore and pursue certain strategic alternatives. Excluding the reimbursement of Third Point expenses, solicitation costs normally incurred for an election of directors in the absence of a contest and salaries and wages of our regular employees and officers, we estimate that we have incurred additional costs of approximately $215,000 in connection with the Third Point settlement and related solicitation activities.

We filed a complete copy of the agreement with Third Point as Exhibit 10.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 13, 2007.

REVOCABILITY OF PROXIES

Shareholders have the right to revoke their proxies at any time prior to the voting of their proxies at the meeting by (i) filing a written revocation with our Corporate Secretary at the address set forth on the attached Notice of Annual Meeting of Shareholders, (ii) giving a duly executed proxy bearing a later date or (iii) attending the annual meeting and voting in person. Attendance by shareholders at the annual meeting will not, of itself, revoke their proxies. If you hold shares through a brokerage firm, bank or other nominee holder, only they can revoke your proxy on your behalf.

PROPOSAL 1:  ELECTION OF FOUR DIRECTORS

Unless contrary instructions are set forth on the proxies, the proxy holders named therein intend to vote all shares represented by proxies received by them FOR the election as directors of Messrs. Van Wagenen, Campbell, Groat and Loeb.

If the four nominees are elected at this meeting, each will serve for a term of three years ending in 2010, unless prior to that date they resign, are re-elected or removed from office. Each nominee listed below has consented to being named in this proxy statement and to serve as a director if elected. Our Restated Certificate of Incorporation, as amended, provides for the classification of the Board of Directors into three classes having staggered terms of three years each. The six continuing directors named below in the section “Current Directors With Terms Expiring in 2008 and 2009” will not stand for election at this meeting, as their present terms expire in either 2008 or 2009. Should Messrs. Van Wagenen, Campbell, Groat or Loeb become unable or unwilling to accept nomination or election, the persons acting under the proxy will vote for the election of such other person as the Board of Directors may recommend. Management has no reason to believe that any of the nominees will be unable or unwilling to serve if elected.

NOMINEES

The following table sets forth information concerning the Board’s nominees for election as directors at the 2007 Annual Meeting of Shareholders, all of whom are our current directors, including the business experience of each during the past five years.

Name and Business Experience

Paul G. Van Wagenen has served as our Chairman of the Board, President and Chief Executive Officer since 1991. Mr. Van Wagenen, 61, has served as a Director of our company since 1988 and currently serves as the Chairman of the Executive Committee. Mr. Van Wagenen also serves as a director of the Domestic Petroleum Council and a member of the Executive Committee of the U.S. Oil & Gas Association. He is currently Chairman of the Board of Directors of the Greater Houston YMCA and a member of the All-American Wildcatters and the National Petroleum Council. Prior to joining us in 1979, Mr. Van Wagenen worked for Exxon.

Robert H. Campbell has been a Managing Director of Lehman Brothers (“Lehman”) and Lehman’s Director of Public Finance, North Pacific Division, for more than five years. Mr. Campbell, 59, has served as a Director of our company since 1999 and currently serves as Chairman of the Nominating and Corporate Governance Committee and as a member of the Executive, Compensation and Management Committees.

Charles G. Groat currently serves as the Director of the Center for International Energy and Environmental Policy and as the Director of the Energy and Earth Resources Graduate Program at the University of Texas at Austin. Before joining the University of Texas at Austin, Dr. Groat served for more than six years as Director of the U.S. Geological Survey, having been appointed by President Clinton and retained by President Bush. Dr. Groat, 67, has served as a Director of our company since 2005 and serves as a member of the Audit and Management Committees.

Daniel S. Loeb is Founder and CEO of Third Point LLC, a registered investment advisor founded in 1995. Mr. Loeb, 45, is also Director of Massey Energy Corporation and Director of BioFuel Energy, LLC. He is a Trustee of Prep for Prep, an organization dedicated to providing education for underprivileged youth. Mr. Loeb has served as a Director of our Company since March 2007. The Board of Directors plans to appoint Mr. Loeb to the Executive and Management Committees at its April 2007 meeting.

CURRENT DIRECTORS WITH TERMS EXPIRING IN 2008 AND 2009

The following table sets forth information concerning the six of our Directors not standing for re-election at the 2007 Annual Meeting of Shareholders, including the business experience of each during the last five years.

Name and Business Experience

Jerry M. Armstrong is currently engaged in the ranching business and managing his personal investments. Prior to his retirement six years ago, Mr. Armstrong was a senior partner with a public accounting firm for more than five years. Mr. Armstrong, 71, has served as a Director of our company since 1998 and currently serves as Chairman of the Compensation Committee and as a member of the Nominating and Corporate Governance, Executive and Management Committees. His present term expires in 2009.

Thomas A. Fry, III is and has been the President of National Ocean Industries Association (“NOIA”) since December 2000. Before joining NOIA, Mr. Fry served as the Director of the Department of Interior’s Bureau of Land Management and has also served as Director of the Minerals Management Service. Mr. Fry, 62, has served as a Director of our company since 2004 and serves as a member of the Compensation, Management and Nominating and Corporate Governance Committees. His present term expires in 2008.

Gerrit W. Gong is and has been an Assistant to the President of Brigham Young University for Planning and Assessment and a Senior Associate at the Center for Strategic and International Studies in Washington, D.C. since 2001. Prior to that, Dr. Gong served as the Director of Asian Studies for the Center for Strategic and International Studies in Washington, D.C. for more than five years. Dr. Gong, 53, has served as a Director of our company since 1993 and currently serves as a member of the Audit and Management Committees. His present term expires in 2009.

Bradley L. Radoff is a Senior Portfolio Manager at Third Point LLC, which he rejoined in 2006. Before rejoining Third Point, Mr. Radoff, 33, was the General Partner of Fondren Management from 2005 to 2006 and employed as an analyst at Lonestar Capital from 2003 to 2004 and the Citadel Investment Group from 2000 to 2003. Mr. Radoff has served as a Director of our Company since March 2007. The Board of Directors plans to appoint Mr. Radoff to the Compensation, Nominating and Corporate Governance and Management Committees at its April 2007 meeting. His present term expires in 2008.

Carroll W. Suggs is currently active in a number of business, educational and charitable endeavors. She retired as Chairman and Chief Executive Officer of Petroleum Helicopters, Inc. in September 2001. Among other activities, she is Chair of the Board of Trustees of Xavier University of Louisiana and is on the boards of the Tulane University A. B. Freeman School of Business, the United Way of Greater New Orleans, and the Flight Safety Foundation. Mrs. Suggs, 68, has served as a Director of our company since 2002 and currently serves on the Nominating and Corporate Governance, Compensation and Management Committees. She also serves as a director of GlobalSantaFe Corporation. Her present term expires in 2009.

Stephen A. Wells has been President of Wells Resources Inc. for more than five years. Mr. Wells, 63, has served as a Director of our company since 1999 and currently serves as Chairman of the Audit Committee and as a member of the Executive and Management Committees. Mr. Wells also serves as Chairman of the Board of Directors of Oil States International, Inc. His present term expires in 2008.

ORGANIZATION AND ACTIVITY OF THE BOARD OF DIRECTORS

The Board of Directors currently includes five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Management Committee. From time to time, additional committees are appointed by the Board of Directors as needed. As of the date of this Proxy Statement, the five standing committees were comprised of the following members: the Executive Committee was comprised of Messrs. Van Wagenen (Chairman), Armstrong, Campbell and Wells; the Audit Committee was comprised of Messrs. Wells (Chairman), Gong and Groat; the Compensation Committee was comprised of Messrs. Armstrong (Chairman), Campbell and Fry and Mrs. Suggs; the Nominating and Corporate Governance Committee was comprised of Messrs. Campbell (Chairman), Armstrong and Fry and Mrs. Suggs; and the Management Committee is comprised of Mrs. Suggs (Chairwoman) and Messrs. Armstrong, Campbell, Fry, Gong, Groat and Wells. Pursuant to the agreement with Third Point described above under “Recent Developments,” the Board of Directors plans to appoint Mr. Loeb to the Executive and Management Committees and Mr. Radoff to the Compensation, Nominating and Corporate Governance and Management Committees at its next meeting.

The Board of Directors has affirmatively determined that Messrs. Armstrong, Campbell, Fry, Gong, Groat and Wells and Mrs. Suggs are independent within the meaning of the listing standards for general independence of the New York Stock Exchange. Mr. Van Wagenen is not considered to be independent under such standards because he is an employee of our company. Messrs. Loeb and Radoff have informed us that they have no relationships that would preclude either of them from being considered independent under the New York Stock Exchange standards; however, the Board of Directors plans to assess their independence at its next meeting. Under the listing standards, a majority of our directors are required to be independent, and the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are each required to be comprised solely of members who are independent. The standards for audit committee membership include additional requirements under rules of the Securities and Exchange Commission (the “SEC”), and the Board of Directors has also determined that the audit committee members meet those additional requirements. The listing standards relating to general independence consist of both a requirement for a board determination that the director has no material relationship with the listed company and a listing of several specific relationships that preclude independence. As permitted under the listing standards of the New York Stock Exchange, the Board of Directors has adopted categorical standards to assist it in making determinations of independence. The Board of Directors, however, considers all relevant facts and circumstances in assessing whether a director is independent. A relationship falls within the categorical standards if it:

•       is a type of relationship addressed in Section 303A.02(b) of the New York Stock Exchange Listed Company Manual, but under those rules does not preclude a determination of independence; or

•       is a type of relationship or transaction addressed in Item 404 of Regulation S-K of the SEC, but under that item does not require disclosure; or

•       consists of charitable contributions by us to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2% of the organization’s gross revenue in any of the last three years; or

•       consists of beneficial ownership of our securities (determined as provided in Rule 13d-3 under the Securities Exchange Act of 1934) of less than 10% of our outstanding common stock.

In assessing Mr. Wells’ independence, the Board of Directors considered the receipt by Wells Resources Inc., which is owned by Mr. Wells and his family and for which he serves as President and director, of overriding royalty payments from certain of our properties. The Board of Directors determined that this relationship was immaterial and does not affect Mr. Wells’ independence because Wells Resources acquired the interests from third parties or we acquired the properties from third parties subject to the overriding royalty interests, and because the amounts paid by us to Wells Resources were below 1% of its consolidated gross revenues and did not amount to $100,000 in any 12 month period in the preceding three years. Further, effective January 1, 2007, we sold the property that accounted for substantially all of the payments to Wells Resources. The Board of Directors also considered drilling services and other commercial transactions between our company and Oil States International, Inc., a publicly traded company for which Mr. Wells serves as a director and non-executive chairman (our Nominating and Corporate Governance Committee approved Mr. Wells’ acceptance of the non-executive chairman position). The Board of Directors determined that this relationship was immaterial and does not affect Mr. Wells’ independence because his interest in such transactions arose only from his position as a director of Oil States. None of the other independent directors has ongoing relationships relevant to a determination of independence that were outside the scope of the Board’s categorical standards.

The Audit Committee

Among other responsibilities, the functions of the Audit Committee include: engagement, oversight and retention of an independent registered public accounting firm to audit our financial statements; pre-approval of audit and non-audit services, including engagement fees and terms; meeting with our independent auditor and financial management to review the scope of the proposed audit; following the audit, reviewing results of the audit with the independent auditor; reviewing with the independent auditor and our officers our significant accounting policies and our internal control policies and procedures; providing opportunities for the independent auditor to meet with the Audit Committee and our officers; resolution of any disagreements between management and the independent auditor; reviewing our annual and quarterly financial statements prior to their being filed with the SEC; reporting on matters discussed at Audit Committee meetings to the Board of Directors; investigating any matters brought to its attention within the scope of its duties; meeting with our internal accounting staff; and other general responsibilities in connection with related matters. A copy of the amended and restated Audit Committee Charter is available for review on our website at www.pogoproducing.com, and any shareholder who so requests may obtain a printed copy from us. The 2007 report of the Audit Committee is included in this Proxy Statement.

The Board of Directors has determined that all members of the Audit Committee are independent within the meaning of Rule 10A-3 under the Securities Exchange Act of 1934 and the current independence requirements of the New York Stock Exchange for audit committee members. It has also determined that Mr. Wells is an audit committee financial expert within the meaning of the regulations adopted by the SEC.

The Compensation Committee

The principal responsibilities of the Compensation Committee include: evaluating our director, officer and key employee compensation plans, policies and programs and making recommendations to the Board of Directors with respect to equity-based and other incentive compensation plans; administering employment contracts with certain of our officers; and administering long-term compensation under our incentive plans, including the granting of restricted stock, stock options and bonuses to key employees. The Compensation Committee may delegate responsibilities to subcommittees it has formed to assist in its work to the extent permitted by law, New York Stock Exchange listing standards and our governing documents. The amount and form of compensation awarded by the Compensation Committee to its executive officers other than the Chief Executive Officer are based in part on the recommendations of the Chief Executive Officer and in most cases track those recommendations. Director compensation is reviewed periodically by the Compensation Committee and by executive management and was modified by the Board in 2006 based upon recommendations of the Chief Executive Officer to the Compensation Committee, which in turn recommended the changes to the Board.

The Compensation Committee has the sole authority to retain and terminate any compensation consultant to be engaged to assist in the evaluation of director, CEO or senior executive compensation, and to approve the consultant’s fee and other retention terms. The amount and form of executive officer and director compensation awarded by the Compensation Committee is based in part on the results of surveys of compensation levels at peer companies conducted by William M. Mercer, Inc. (“Mercer”). Mercer is engaged by us with the approval of the Compensation Committee and, in addition to performing surveys for the Compensation Committee, provides consulting and other services for us in connection with its engagement. Management works with Mercer in the collection and analysis of compensation data, including peer group comparisons and identification of candidates for inclusion in the peer group. The Compensation Committee also has the authority to obtain advice and assistance for internal or external legal, accounting or other advisors. A current copy of the Compensation Committee Charter is available for review on our website at www.pogoproducing.com, and any shareholder who so requests may obtain a printed copy from us. The 2007 report of the Compensation Committee is included in this Proxy Statement.

The Nominating and Corporate Governance Committee

The primary responsibilities of the Nominating and Corporate Governance Committee include: identifying, reviewing, approving and recommending, for the approval of the Board of Directors, potential nominees for election to the Board of Directors; recommending membership on standing committees to the Board of Directors; leading the Board of Directors in its annual review of the Board of Directors’ performance and establishing, periodically reviewing and recommending to the Board of Directors any updates to our Corporate Governance Guidelines and Code of Business Conduct and Ethics. Copies of both of these documents, together with the Nominating and Corporate Governance Committee Charter, can be found on our website at www.pogoproducing.com, and any shareholder who so requests may obtain printed copies of these documents from us. The Code of Business Conduct and Ethics applies to all of our employees and members of the Board of Directors and includes the code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and principal accounting officer or controller required by SEC regulations. Information regarding amendments to or waivers of these code provisions applicable to these individuals will be posted at the same website location. The members of the Nominating and Corporate Governance Committee meet the applicable requirements for independence under the listing standards of the New York Stock Exchange.

In assessing the qualifications of candidates for director, the Nominating and Corporate Governance Committee considers, in addition to qualifications set forth in our bylaws, each potential nominee’s personal and professional integrity, experience, reputation, skills, ability and willingness to devote the time and effort necessary to be an effective member of the Board of Directors, and commitment to acting in the best interests of our company and our shareholders. The Nominating and Corporate Governance Committee also considers requirements under the listing standards of the New York Stock Exchange for a majority of independent directors, as well as qualifications applicable to membership on the committees of the Board of Directors under the listing standards and various regulations. Consideration is also given to the Board of Directors’ having an appropriate mix of backgrounds and skills. The Nominating and Corporate Governance Committee makes recommendations to the Board of Directors, which in turn makes the nominations for consideration by the shareholders.

Suggestions for potential nominees for director can come to the Nominating and Corporate Governance Committee from a number of sources, including incumbent directors, officers, executive search firms and others. If an executive search firm is engaged for this purpose, the Nominating and Corporate Governance Committee has sole authority with respect to the engagement. The Nominating and Corporate Governance Committee will consider director candidates recommended by shareholders. The extent to which the Nominating and Corporate Governance Committee dedicates time and resources to the consideration and evaluation of any potential nominee brought to its attention depends on the information available to it about the qualifications and suitability of the individual, viewed in light of the needs of the Board of Directors, and is at the Nominating and Corporate Governance Committee’s discretion. The Nominating and Corporate Governance Committee evaluates the desirability for incumbent directors to continue on the Board of Directors following the expiration of their respective terms, and conducts a more detailed review of each director’s suitability to continue on the Board of Directors following alternate expirations of the director’s term (i.e., generally every six years).

Shareholders may submit the names and other information regarding individuals they wish to be considered for nomination as directors by writing to the Chairman of the Nominating and Corporate Governance Committee at the address of our principal executive offices indicated on the first page of this Proxy Statement. In order to be considered, submissions of potential nominees should be made no later than September 30 in the year prior to the annual meeting at which they would be nominated.

The Management Committee

The Management Committee is comprised of all of the members of the Board of Directors who are not our officers, except for Messrs. Loeb and Radoff, whom the Board of Directors plans to appoint to the Management Committee in April. The primary purpose of this committee is to promote open discussion in regular executive sessions among the directors who are not officers. The director who presides at meetings of the Management Committee is chosen by the Management Committee and is currently Mrs. Suggs. Interested parties who wish to make concerns known to the Management Committee may communicate directly with the members of the Management Committee as a group by making a submission in writing to the Management Committee of the Board of Directors in care of our Corporate Secretary at the address indicated on the attached Notice of Annual Meeting.

Attendance at Meetings

It is our policy that members of the Board of Directors attend meetings of the Board of Directors and committees on which they serve. The Board of Directors held 12 meetings during 2006. The Audit Committee held five meetings during the year. The Compensation Committee held six meetings during 2006, and the Nominating and Corporate Governance Committee held five meetings during the year. The Management Committee held two meetings during 2006. Each of our directors attended every meeting of the Board of Directors and each committee on which he or she served during 2006.

Directors typically attend annual meetings of shareholders. All directors attended the 2006 Annual Meeting of Shareholders.

Process for Shareholder Communications With the Board of Directors

In addition to the procedure for communications with the Management Committee described above, the Board of Directors will receive communications in writing from shareholders. Any such communications should be addressed to the Board of Directors in care of our Corporate Secretary at the address indicated on the attached Notice of Annual Meeting.

Conflicts of Interest and Related Person Transactions

Pursuant to our written Code of Business Conduct and Ethics, all employees, officers and directors who have, or whose immediate family members have, a “conflict of interest” arising in the course of their employment that makes it difficult to perform their work for us objectively and effectively are asked to consult with our law department. A “conflict of interest” exists when an individual’s personal interest is adverse to or otherwise in conflict with our interests. The Code of Business Conduct and Ethics provides that our employees should engage in and promote honest and ethical conduct in performing their duties to us, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. Our law department is primarily responsible for the development and implementation of processes and controls to obtain information from employees, officers and directors with respect to conflicts of interests and related person transactions. As required under the SEC rules, transactions that are determined to be directly or indirectly material to us or a related person are disclosed in our proxy statement. Our Code of Business Conduct and Ethics can be located on our website at www.pogoproducing.com.

REPORT OF THE AUDIT COMMITTEE

February 27, 2007

The Audit Committee of Pogo Producing Company’s Board of Directors (hereinafter referred to as the “Audit Committee”) is composed of three directors who are independent under New York Stock Exchange listing standards and operates under a written charter approved by the Audit Committee and our Board of Directors. The Audit Committee is directly responsible for the appointment, compensation and oversight of the public accounting firm engaged to audit our financial statements. Customarily, as is the case this year, the Audit Committee submits this appointment to the shareholders for ratification.

Management is responsible for our internal controls and the financial reporting process. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and a related audit of internal control over financial reporting. It is the Audit Committee’s responsibility to monitor and oversee these processes. However, the Audit Committee’s role does not provide any special assurances with regard to our financial statements, nor does it involve a professional evaluation of the quality of the audits performed by the independent auditors.

In this context, the Audit Committee has met and held discussions with management and the independent accountants. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent accountants. This review included a discussion of the quality and acceptability of our financial reporting and controls. The Audit Committee also discussed with the independent accountants matters required to be discussed by Statement on Auditing Standards (“SAS”) No. 61 (Communication with Audit Committees), as updated by SAS No. 89 (Audit Adjustment) and SAS No. 90 (Audit Committee Communications).

Our independent accountants also provided to the Audit Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent accountants that firm’s independence.

Based on the Audit Committee’s review and discussions with management and the independent accountants referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2006.

THE AUDIT COMMITTEE:

Stephen A. Wells, Chairman
Gerrit W. Gong
Charles G. Groat

AUDIT FEES

On April 26, 2006, the Board of Directors retained PricewaterhouseCoopers LLP as our principal independent auditor to audit our financial statements for 2007 and to provide certain other services. Set forth below are the amounts billed by PricewaterhouseCoopers LLP for services provided to us for 2006 and 2005:

	2006	2005
Audit Fees(1)	$2,669,975	$2,346,832
Audit-Related Fees(2)	147,000	86,000
Tax Fees(3)	—	118,385
All Other Fees	—	—
Total Fees	$2,816,975	$2,551,217

(1)          Audit fees for 2006 were for professional services rendered in connection with the integrated audit of the 2006 consolidated financial statements, which included our Canadian operations, reviews of quarterly consolidated financial statements during 2006 and statutory audit fees in New Zealand. The Audit Fees for 2005 were for professional services rendered in connection with the integrated audit of the 2005 consolidated financial statements and reviews of quarterly consolidated financial statements during 2005. Audit fees for both years also include professional services rendered in connection with the issuance of consents, comfort letters and the review of various documents filed with the SEC.

(2)          Audit-related fees for both years include professional services rendered in connection with the audit of our employee benefit plans. Audit-related fees in 2006 also include professional services rendered in connection with a stand alone audit of our Canadian subsidiary, Northrock Resources, Ltd.

(3)          Tax fees include tax compliance services, tax planning and tax advice. Of the aggregate amount, fees for tax compliance and tax return preparation assistance were $93,093 in 2005 and $0 in 2006.

In issuing its report set forth above, the Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP is compatible with maintaining auditor independence.

AUDIT COMMITTEE POLICIES AND PROCEDURES FOR
PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The Audit Committee is responsible for pre-approving audit and non-audit services performed by the independent auditor in order to assure that the provision of those services does not impair the auditor’s independence. Unless a service to be provided by the independent auditor has been pre-approved by the Audit Committee under an annual pre-approval policy framework adopted by the Audit Committee, it will require specific pre-approval of the engagement terms by the Audit Committee. The Audit Committee’s pre-approval policy contemplates that each year, the Audit Committee will designate detailed categories of recurring or foreseeable specified audit services, audit-related services, tax services and other services that may be performed by our independent auditor and its subsidiaries without further specific engagement pre-approval. The pre-approval policy framework must be sufficiently detailed as to the particular services to be provided so that it does not result in a delegation of the Audit Committee’s pre-approval responsibility to management, and must be sufficiently objective so that no judgments by management are required to determine whether a specific service falls within the scope of what has been pre-approved. The Audit Committee may delegate pre-approval authority to one or more of its members, including to a subcommittee of the Audit Committee. As contemplated by these procedures, the Audit Committee has approved a pre-approval policy framework listing specified audit and non-audit services and determined that the types of non-audit services listed therein will not affect its independence.

The Audit Committee will receive regular reports informing it of the status of each service being performed pursuant to its pre-approval policy framework. The Audit Committee may adjust, supplement or revise its policy framework for pre-approval of services more frequently than annually, as it deems necessary or appropriate.

Requests to provide services that require separate approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and any of the Chief Financial Officer, Chief Accounting Officer or Controller, and must include a joint statement that, in their view, the nature or type of service is not a prohibited non-audit service under the SEC’s rules on auditor independence. With respect to each proposed pre-approved service, the independent auditor provides to the Audit Committee detailed back-up documentation regarding specific services being provided.

During 2006, no pre-approval requirements were waived for services included in the Audit-Related Fees, Tax Fees and All Other Fees captions of the fee table above pursuant to the limited waiver provisions in applicable rules of the SEC.

COMMON STOCK OWNED BY DIRECTORS AND OFFICERS

The following table sets forth information regarding our common stock beneficially owned by each of our directors, the executive officers named in the Summary Compensation Table that appears under “Executive Compensation” and all of our directors and executive officers as a group, based on information as of April 2, 2007. None of these individuals beneficially own any other equity securities of our company or any of our subsidiaries.

Name	Number of Shares Beneficially Owned(1)		Percent of Class(2)
Jerry M. Armstrong	33,000	(3)	*
Robert H. Campbell	30,000	(3)	*
Thomas A. Fry, III	3,000	(4)	*
Gerrit W. Gong	25,000	(5)	*
Charles G. Groat	1,500	(4)	*
Daniel S. Loeb	4,615,000	(6)	7.9%
Bradley L. Radoff	—		—
Carroll W. Suggs	15,500	(7)	*
Paul G. Van Wagenen	772,922	(8)	1.3%
Stephen A. Wells	37,000	(5)	*
Stephen R. Brunner	125,055	(9)	*
Jerry A. Cooper	128,989	(10)	*
John O. McCoy, Jr.	103,134	(11)	*
James P. Ulm, II	91,686	(12)	*
All directors and executive officers as a group (17) persons)	6,151,993	(13)	10.5%

(1)          Under regulations of the SEC, shares are deemed to be “beneficially owned” by a person if he or she directly or indirectly has or shares the power to vote or to dispose of such shares, whether or not he or she has any economic interest in such shares. In addition, a person is deemed to own beneficially any shares as to which he or she has the right to acquire beneficial ownership within 60 days, such as by exercise of an option or by conversion of another security. Each person has sole power to vote and dispose of the shares listed opposite his or her name except as indicated in other footnotes. Percentages are rounded to the nearest one-tenth of one percent.

(2)          An asterisk indicates less than 1%.

(3)          The shares listed include 25,000 shares subject to options exercisable within 60 days and 1,500 shares of common stock subject to transfer and other restrictions under our incentive plans.

(4)          The shares listed include 1,500 shares of common stock subject to transfer and other restrictions under our incentive plans.

(5)          The shares listed include 20,000 shares subject to options exercisable within 60 days and 1,500 shares of common stock subject to transfer and other restrictions under our incentive plans.

(6)          Of the reported holdings, Third Point Offshore Fund, Ltd. holds shared voting power, shared dispositive power and beneficial ownership with respect to 2,988,400 shares and Third Point LLC and Daniel S. Loeb each hold shared voting power, shared dispositive power and beneficial ownership with respect to 4,615,000 shares. All of the reported holdings are held in margin accounts with brokerage firms and may be pledged as collateral for the repayment of debit balances in the accounts.

(7)          The shares listed include 10,000 shares subject to options exercisable within 60 days and 1,500 shares of common stock subject to transfer and other restrictions under our incentive plans.

(8)          The shares listed include 550,000 shares subject to options exercisable within 60 days, 37,919 shares held for Mr. Van Wagenen under our Tax-Advantaged Savings Plan and 84,250 shares of common stock subject to transfer and other restrictions under our incentive plans.

(9)          The shares listed include 56,000 shares subject to options exercisable within 60 days, 8,221 shares held for Mr. Brunner under our Tax-Advantaged Savings Plan and 36,750 shares subject to transfer and other restrictions under our incentive plans.

(10) The shares listed include 56,000 shares subject to options exercisable within 60 days, 14,115 shares held for Mr. Cooper under our Tax-Advantaged Savings Plan and 36,750 shares subject to transfer and other restrictions under our incentive plans.

(11) The shares listed include 45,000 shares subject to options exercisable within 60 days, 14,820 shares held for Mr. McCoy under our Tax-Advantaged Savings Plan and 29,500 shares subject to transfer and other restrictions under our incentive plans.

(12) The shares listed include 41,000 shares subject to options exercisable within 60 days, 2,703 shares held for Mr. Ulm under our Tax-Advantaged Savings Plan and 28,750 shares subject to transfer and other restrictions under our incentive plans.

(13) The shares listed include 923,500 shares subject to options exercisable within 60 days, 81,202 shares held for such individuals under our Tax-Advantaged Savings Plan and 281,600 shares subject to transfer and other restrictions under our incentive plans.

PRINCIPAL SHAREHOLDERS

The following table sets forth, with respect to each person (or “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who is known by us to be the beneficial owner of more than 5% of the our common stock, the number of shares beneficially owned as of the date of filing of the document indicated in footnote (1) to the following table, together with the percentage of our shares outstanding as of April 9, 2007, which such amount represents.

	Beneficial Ownership(1)
	Shares		Percentage
PRIMECAP Management Company	6,168,146	(2)	10.6%
225 South Lake Ave., No. 400 Pasadena, CA 91101
State Farm Mutual Automobile Insurance Company	5,520,077	(3)	9.5%
and certain affiliates One State Farm Plaza Bloomington, IL 61710
TRT Holdings, Inc.	5,345,080	(4)	9.2%
420 Decker Drive, Suite 100 Irving, Texas 75062
Third Point LLC	4,615,000	(5)	7.9%
390 Park Avenue New York, NY 10022
Third Avenue Management, LLC	3,609,309	(6)	6.2%
622 Third Avenue, 32nd Floor New York, NY 10017
Klingenstein, Fields & Co., L.L.C.	3,125,760	(7)	5.3%
787 Seventh Avenue New York, NY 10019

(1)          For the definition of beneficial ownership, see footnote (1) to table under the preceding caption, “Common Stock Owned by Directors and Officers.” Information in the table and footnotes is based on the most recent Statements on Schedule 13F, 13G or 13D or amendments filed by respective reporting persons with the SEC, except as otherwise known to us.

(2)          PRIMECAP Management Company reported on Schedule 13G sole voting power with respect to 1,369,346 shares and sole dispositive power with respect to all 6,168,146 shares. In addition, in a separate filing on Schedule 13G, Vanguard PRIMECAP Fund, a fund that we believe is managed by PRIMECAP Management Company, reported sole voting power and beneficial ownership with respect to 3,260,000 of such shares.

(3)          Of the reported holdings, 3,180,145 shares are beneficially owned by State Farm Mutual Automobile Insurance Company, 957,766 shares by State Farm Life Insurance Company, 146,400 shares by State Farm Fire and Casualty Company, and 1,235,766 shares by State Farm Insurance Companies Employee Retirement Trust. The Schedule 13G filed jointly by these entities indicates that they may be deemed to constitute a group but states that each entity disclaims beneficial ownership as to all shares not specifically attributed to such entity in the footnote and disclaims that it is part of a group. Each entity reported sole voting and dispositive power with respect to the shares it beneficially owns.

(4)          Of the reported holdings, TRT Holdings, Inc. and Robert B. Rowling each reported holding sole voting power, sole dispositive power, and beneficial ownership of all 5,345,080 shares.

(5)          Of the reported holdings, Third Point Offshore Fund, Ltd. holds shared voting power, shared dispositive power and beneficial ownership with respect to 2,988,400 shares and Third Point, LLC and Daniel S. Loeb each hold shared voting power, shared dispositive power and beneficial ownership with respect to 4,615,000 shares.

(6)          Of the reported holdings, the following entities reported beneficial ownership, sole voting power and sole dispositive power over the following amount of shares:  AEGON/Transamerica Series-Third Avenue Value Portfolio—406,892 shares; AIC Corporate Fund Inc.—393,791 shares; Arlington Global Value Fund, LLC—35,004 shares; LODH Invest US Expertise Fund—12,000 shares; Met Investors Series Trust of the Third Avenue Small Cap Portfolio—1,054,883 shares; OFI Select-Third Avenue US Equity Fund (SICAV)—60,607 shares; Third Avenue Small Cap Value Fund—1,464,105 shares; Touchstone Variable Series Trust-Touchstone Third Avenue Value Fund—45,971 shares, Third Avenue Value Portfolio of the Third Avenue Variable Series Trust—112,500 shares; Third Avenue Vision Fund—3,731 shares; and Third Avenue Management Separately Managed Accounts—19,825 shares.

(7)          Klingenstein, Fields & Co., L.L.C. reported shared voting power and dispositive power with respect to all 3,125,760 shares.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Compensation Program

The Compensation Committee (for purposes of this analysis, the “Committee”) of the Board has responsibility for establishing, implementing and continually monitoring adherence with our overall compensation philosophy. The Committee ensures that the total compensation paid to each of our employees is fair, reasonable and competitive. The current members of the Committee are Messrs. Armstrong, Chairman, Campbell, Fry and Mrs. Suggs. During 2006, the Committee held six meetings. The specific duties and responsibilities of the Committee are described in this proxy statement under “Organization and Activity of the Board of Directors—The Compensation Committee.”

Throughout this analysis, the individuals who served as our Chief Executive Officer and our Chief Financial Officer during 2006, as well as the other individuals included in the Summary Compensation Table under the caption “Executive Compensation” are referred to as the named executive officers (“NEOs”).

Compensation Philosophy and Objectives

The Committee has adopted a compensation policy and strategy to foster the improvement of our value to our shareholders. We recognize that our value is, in part, reflected by the market value of our common equity at any particular point in time on the national exchanges on which it is traded. We believe, however, that there are even more important measures of employee and executive performance than the immediate trading price of our common stock, notably including results relative to our four publicly enunciated long-term corporate objectives:

(1)         increasing total hydrocarbon production levels, typically leading to higher revenues, cash flows and earnings;

(2)         growing the proven oil and natural gas reserves asset base;

(3)         maintaining appropriate levels of debt and interest expense and controlling overhead and operating costs consistent with the areas of our activity levels; and

(4)         expanding exploration and production activities within the areas of our current operations, as well as other geographic areas that are consistent with our expertise.

The Committee evaluates both performance and compensation to ensure that we maintain our ability to attract and retain superior employees in key positions with the skills and experience necessary to implement our business objectives. We want the compensation provided to key employees to remain competitive relative to the compensation paid to similarly situated executives of our peer companies with whom we compete for executive talent. The market for qualified personnel has been extremely tight over the last few years and we have been concerned that employees could choose to pursue their careers elsewhere. Historically, our NEOs have been compensated below median levels of their peers, both in individual elements and in the aggregate. Over the last few years, in part because of the difficult job market, the Committee has determined to move NEO salary and annual incentive compensation to approximately the median of our peers, but to remain below median for long-term incentives. The Committee believes the executive compensation arrangements now provide appropriate compensation levels as well as a blend of current cash compensation, annual incentive compensation and long-term incentive compensation. Given that our NEO compensation for many years has been and is at or below median of our peers, we have entered into employment agreements with the NEOs and other key personnel to encourage these executives to take the longer view on compensation matters.

On a year to year basis, the direct compensation elements of salary, annual incentives and long-term incentives are utilized to:

•       Attract, retain and motivate highly qualified executives; and

•       Provide incentives to increase long-term shareholder value.

Under Section 162(m) of the tax code, certain deductions otherwise available to us by reason of our incurrence of executive compensation expenses might not be deductible if the aggregate of such amounts otherwise deductible in a single year by us with respect to an executive officer exceeds $1,000,000. In structuring and awarding executive compensation, the Committee considers the provisions of 162(m), which can limit our income tax deduction. The Committee has and is likely to continue to award compensation that is not so deductible in order to achieve what it considers to be the appropriate compensation structure and level for our executive officers.

To the extent one or more elements of compensation provided to our employees is subject to Section 409A of the Internal Revenue Code, we intend that these elements be compliant so that the employees are not subject to increased income or penalty taxes imposed by Section 409A. Section 409A was added to the Internal Revenue Code by the American Jobs Creation Act of 2004 and requires that “deferred compensation” either comply with certain deferral election and payment rules or be subject to a 20% additional tax and in some circumstances penalties and interest imposed on the person who is to receive the deferred compensation. We believe that if the adverse tax consequences of Section 409A become applicable to our compensation arrangements, such arrangements would be less efficient and less effective in incentivizing and retaining our employees. We intend to operate our compensation arrangements so that they will be compliant with Section 409A and we intend to amend or modify our compensation programs and awards, including the employment agreements, to the extent necessary to make them compliant.

Selection of Peer Group

Annually the Committee identifies companies as against which NEO and other employee compensation is compared (the “Peer Group”). The Peer Group was selected after an examination of companies in our industry with property holdings in similar geographic areas, foreign as well as domestic. From that group, with the help of outside consultants engaged at the recommendation of management practicing in the field of public company executive compensation, fifteen peer companies having a statistically comparable range of market capitalization and gross revenue were selected. Each of these companies has a significant part of its business that parallels our company, namely the exploration and production of oil and gas. These companies range in market capitalization from $1.2 billion to $22 billion ($8.9 billion median) and in revenues from $300 million to $11 billion ($3.4 billion median). The Peer Group for 2006 compensation decisions consisted of: Murphy Oil Corp., Apache Corp., Anadarko Petroleum Corp., Kerr-McGee Corp., Chesapeake Energy Corp., EOG Resources Inc., XTO Energy Inc., Pioneer Natural Resources Co., Noble Energy Inc., Newfield Exploration Co., Plains Exploration & Prod. Co., Cabot Oil & Gas Corp., Houston Exploration Co., Swift Energy Co., Comstock Resources Inc. All of the peer companies are considered by our company to be direct competitors.

In 2006, EOG Resources, Inc., Newfield Exploration Co, Cabot Oil and Gas Corp and Swift Energy were added to the Peer Group to have a more representative Peer Group and as replacements for companies that had been members of the Peer Group.

The data the Committee is able to review in its examination and comparison of Peer Group practices is generally limited to information that is publicly available. That information often is more than a year old, and the Committee is aware of the potentially dated and imprecise nature of such information.

Timing of Compensation Decisions

In July of each year, all elements of NEO direct compensation, employee benefits and employment agreements are reviewed after a review of annual financial and operating results for the prior year and our performance as against our four overall corporate objectives. The Committee has historically reviewed and set direct compensation in July of each year, in part so that if equity based awards are to be made under compensation plans approved at the shareholders’ meeting earlier in the year, the compensation expense is fixed at the time of grant. Grants of equity awards made at the July meeting of the Committee are granted effective as of the following August 1, and when we employed options as an element of NEO compensation, awards were priced as of August 1 or the first business day thereafter. At the July meeting of the Committee, equity award grants are also made to other employees with the result that all equity awards are made on the same day, once each year and at a meeting typically scheduled at least one year in advance. In the last two years, the Committee has made off-cycle grants to employees of both Latigo and Northrock upon or after the acquisition of these companies to accommodate the integration of these employees. Beginning in July 2007, we plan on conforming the grants to these employees to our customary grant practices.

In July 2006, the Committee reviewed (i) personnel evaluations of our key employees; (ii) compensation guidelines and comparisons with industry peer group companies; (iii) information regarding our results in meeting our principal business objectives; and (iv) the recommendations of management. The Committee also considered internal pay equity among executive officers and employees generally.

Internal Compensation Comparison

In connection with its annual review of the compensation of all of our employees, the Committee is able to evaluate and does evaluate the relative compensation levels of each employee as against other employees. The Committee sets the direct compensation of employees other than NEOs based primarily on recommendations of the CEO, who makes his recommendations based in part on input from others in management. In setting direct compensation for employees generally, as well as NEO compensation, the Committee makes changes to the compensation recommended by management after discussion with the CEO. The Committee does not assign in advance any weight to any particular performance factor, whether our company’s performance or individual performance.

Review of Performance

In 2006, as in prior years, before setting base salary and making awards of incentive compensation to NEOs the Committee considers not only the total compensation package of each NEO but also the performance of both the NEO and our company for the relevant period. For incentives, the Committee considers performance for the prior calendar year and for base salary both performance for the prior year and to date.

At its July 2006 meeting, the Committee determined that our stated business objectives were largely met during 2005, the last completed fiscal year preceding the year in which the Committee made its determination.

With respect to increasing hydrocarbon production levels (Goal No. 1), our 2005 total equivalent natural gas production level was 250.2 million cubic feet per day (MMcf/d), up from 244.3 MMcf/d in 2004. Liquid hydrocarbon production, including crude oil, condensate and plant products, was negatively impacted by unavoidable Gulf of Mexico hurricanes during 2005, falling to 29,897 barrels per day from 33,750 barrels per day in 2004. Absent the severe hurricane impact to the Gulf of Mexico, our companywide 2005 equivalent hydrocarbon production would likely have topped 2004 totals.

Goal No. 2, growing the proven oil and gas reserves asset base, is measured by use of estimates formulated or audited by the independent engineering firms employed by us for that purpose. Reserves reached an all-time high at year-end 2005 of 2.042 trillion cubic feet equivalent (Tcfe) of oil and natural gas, up from 1.778 Tcfe at year-end 2004. We replaced (by drilling, adjustments and acquisitions) approximately 268% of all the reserves produced during 2005, and have more than replaced our production during each of the 14 years preceding 2006, 1992 through 2005.

Goal No. 3, maintaining appropriate levels of debt and interest expense for an active and growing company, and controlling overhead and operating costs consistent with our activity levels, is demonstrated by our debt coverage ratios. For example, year-end 2005 gross debt was approximately 44% of our capitalization, an acceptable ratio, considering the growth profile and acquisitions made by us in 2005.

Goal No. 4, expansion within current areas of operation and into geographic areas that are consistent with our expertise, is demonstrated by our increased 2005 activity levels, as well as our timely disposition of our Thailand properties combined with the acquisition of the Northrock Resources assets located in western Canada.

The Committee also determined that each NEO, including the CEO, was performing well and was meeting the expectations of the Committee and the Board.

Elements of Compensation

The primary elements of the NEO direct compensation program during tenure with our company consist of:

•       Base Salary

•       Annual Cash Incentive

•       Long-term Incentives (Restricted Stock and Cash)

These elements generally are the same as those provided by our peers. We believe compensation provided through these three elements allows us to be competitive in attracting and retaining executive talent and motivating executives in the near and longer term with financial rewards. The award of salary, annual incentives and long-term incentives are in the total discretion of the Committee, which permits the

Committee substantial control over compensation delivered under these programs. The Committee is able to manage these elements so that total direct compensation is more likely to match the Committee’s objective of providing median levels of compensation to the NEOs. In addition, awards of annual incentives and long-term incentives are made after having the opportunity to review in depth both our performance as against established business objectives as well as individual employee performance.

The amount of compensation awarded by the Committee to NEOs, other than the CEO, is based in part on the recommendations of the CEO, and in most cases tracks the CEO’s recommendations. In connection with its annual review of CEO compensation and making grants of incentive awards to the CEO, the Committee receives no recommendation from management, but does discuss CEO compensation generally with the CEO. CEO salary and incentive compensation is set by the Committee in executive session (excluding the CEO).

Changes to the elements of direct compensation, such as the discontinuation of stock option grants and commencement of grants of delayed-vesting restricted stock awards, are usually suggested to the Committee by the CEO. Periodically, the Committee considers differing forms of incentive compensation for NEOs and to other employees, including review of Peer Group practices, changes to tax laws and changes in accounting for differing compensation elements.

Relative Size of Major Compensation Elements

For 2006, the relationship of salary compensation to incentive compensation consisting of annual cash bonus awards and long-term equity awards was approximately:

•       Paul G. Van Wagenen:  40% Salary; 60% Incentive

•       James P. Ulm, II:  30% Salary; 70% Incentive

•       Stephen R. Brunner:  35% Salary; 65% Incentive

•       Jerry A. Cooper:  35% Salary; 65% Incentive

•       John O. McCoy:  30% Salary; 70% Incentive

The CEO’s percentage of compensation that is salary is higher than for comparators within the Peer Group and our other NEOs because his long-term incentive opportunity is significantly below median for the Peer Group. Long-term incentive opportunity has been set intentionally at below market median in part because of the interplay with the employment agreement which provides more certainty of earning future compensation than in the Peer Group generally. Variances in relationship of salary to incentive compensation among the other NEOs are attributable to factors including assessment of individual performance and historical compensation.

The targeted mix of base salary and incentive compensation for our CEO and other NEOs has been between 30% and 40% base salary and 60% to 70% incentive compensation for several years. Typically, as is the case with most companies, senior management has a lower base salary as a percent of total compensation as compared to other employees and our compensation strategy is consistent with this practice.

Each of the following elements of compensation was awarded taking into account our performance and the evaluation of the contribution of each NEO individually.

Base Salary

As noted, the Committee reviews base salaries annually and target salary compensation at or near median base salary practices of the Peer Group, but retains flexibility to vary base salary for individual circumstances. After this review, base salary is adjusted to a level considered fair to the NEO and consistent with our goal of establishing market median as the appropriate level of compensation.

In 2006, we increased the base salaries of NEOs other than the CEO. Although, as discussed above, there are publicly enunciated performance measures, in the form of long-term corporate objectives, that are deemed to be more significant in measuring executive performance than any immediate price of our equity, the CEO explained to the Committee that he was personally disappointed in the recent trading price of our common stock and requested that the Committee respond by freezing his compensation for the year beginning with the July 2006 annual review period so that his salary would be no higher than the level approved by, and in effect since the Committee met in July 2005, and further that his long-term delayed-vesting compensation grants of bonuses and restricted stock also would be no higher than the grants approved by the Committee in July 2005. The Committee noted its appreciation for the CEO’s sensitivity to the trading price of our stock, and the CEO’s wishes to be compensated in such a way as to emphasize his alignment with other shareholders relative to the importance of stock price performance, and the Committee therefore concurred with such compensation restrictions as suggested by the CEO.

Annual Cash Incentive

Consistent with its goal of retaining flexibility in determining levels and types of incentive awards, the Committee retains complete discretion with respect to annual cash bonuses and has a goal of providing annual incentives at approximately the median of our peer group. In arriving at the amounts of cash bonuses the Committee reviewed the performance of each NEO and our company during the 2005 calendar year. At the July 2006 meeting, the Committee awarded the cash bonuses in respect of performance for 2005 as set out below:

Paul G. Van Wagenen	$750,000
James P. Ulm, II	$225,000
Stephen R. Brunner	$250,000
Jerry A. Cooper	$250,000
John O. McCoy, Jr.	$225,000

Only one-third of these bonus amounts were paid in 2006. The remaining two-thirds will be paid equally in August of 2007 and August of 2008 assuming the continuing employment of the NEO.

In addition, to encourage NEO holding of restricted stock that vested in 2006, cash bonuses to assist in paying taxes on the vested stock were paid as follows:

Paul G. Van Wagenen	$273,000
James P. Ulm, II	$87,000
Stephen R. Brunner	$111,000
Jerry A. Cooper	$111,000
John O. McCoy, Jr.	$96,000

Long-Term Incentives

As noted earlier, the Committee retains complete discretion with respect to long-term incentives and has a goal of providing long-term incentives at or below the median of our peer group. The Committee believes that a significant portion of NEO compensation should be equity-based and appreciate in value only if our common stock price appreciates. The Committee determined in 2003 to make equity grants in the form of restricted stock rather than stock options to reduce the probability that long-term incentives would result in compensation in excess of targeted amounts. For 2006, the Committee awarded long-term incentives in the form of delayed-vested restricted stock. While many companies, including many of those in the Peer Group, provide for vesting of such awards over three years, the Committee determined that these awards should be earned ratably over four years to improve the retentive value of the award. In arriving at the amounts of long-term incentives the Committee reviewed the performance of each NEO and our company. The awards were made as set out below:

Paul G. Van Wagenen	36,000 shares
James P. Ulm, II	13,000 shares
Stephen R. Brunner	17,000 shares
Jerry A. Cooper	17,000 shares
John O. McCoy, Jr.	13,000 shares

These grants for NEOs are at levels measurably below median as compared to the Peer Group and significantly below median for the CEO. The Committee kept the grants at these levels principally because it believes that significant retentive value for us is achieved through the employment agreements, which offer some assurance to NEOs that it is reasonable for them to accept awards of long-term incentives less than Peer Group median. The Committee also believes that a larger increase in such grants to achieve median levels would require too great an increase year over year.

Perquisites

We provide very few perquisites for our NEOs. All NEOs, including our Chief Executive Officer, are entitled to an annual complete and professional physical at our expense. From time to time, our NEOs are permitted personal use of our corporate aircraft. In 2006, only our Chief Executive Officer had personal use of our corporate aircraft, and the incremental cost to us of such use is included in the Summary Compensation Table.

Employment Agreements

As noted, we have entered into employment agreements with 11 executives, including the CEO and other NEOs. The Committee believes that these agreements are key components of an overall compensation strategy. The Committee believes that the employment contracts are necessary to secure for our benefit the services of those individuals on the terms and conditions therein stated, and to provide management stability in the event of a significant corporate change-of-control event, such as a tender offer, a significant change in stock ownership or certain changes in the majority of the board of directors. That strategy is and has been to keep total compensation provided to our NEOs below market median. By providing the employment agreements, we encourage our NEOs to continue in service with us and focus on a long-term career with us by reducing their concern that on termination of employment or change in control an NEO’s expectations regarding long-term compensation opportunities would be frustrated. These agreements initially had a two-year term and have customarily been renewed once each year so that there remains in the term between one and two years at any given time.

The terms of the employment agreement providing compensation in the event of termination of employment by us without cause or by the NEO for good reason were adopted, as noted above, to encourage NEOs to take a longer view of compensation. We believe that these terms have served and are serving their purpose of retaining our NEOs when direct compensation opportunities are below Peer Group practices. The terms of the employment agreements permitting termination by NEOs for any reason and receipt of severance compensation following a change of control event provide additional retention value. NEOs, other than the CEO, may leave and receive severance compensation for any reason in the first six months following a change of control, but thereafter only for good reason. As the CEO is required to remain employed for one year following a change of control before being able to terminate (absent a good reason event) and receive severance compensation, we believe this will provide transition stability and motivate other NEOs to consider remaining with us post change of control.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation:

The Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis set forth above with management and, based upon such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2006.

THE COMPENSATION COMMITTEE:

Jerry M. Armstrong, Chairman

Robert H. Campbell

Thomas A. Fry, III

Caroll W. Suggs

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information regarding annual and long-term compensation of each of our named executive officers during 2006.

Name and Principal Position	Year	Salary ($)(1)		Bonus ($)(2)		Stock Awards ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
Paul G. Van Wagenen	2006	1,640,000		750,000		2,363,908		4,094,158	303,050		9,151,116
Chairman of the Board, President and Chief Executive Officer
James P. Ulm, II	2006	381,875		225,000		401,763		32,734	100,200		1,141,572
Senior Vice President and Chief Financial Officer
Stephen R. Brunner	2006	618,750		250,000		510,265		59,679	124,200		1,562,894
Executive Vice President—Operations
Jerry A. Cooper	2006	618,750		250,000		1,047,068		230,051	124,200		2,270,069
Executive Vice President and Regional Manager—Western United States
John O. McCoy, Jr.	2006	419,375		225,000		841,217		291,793	109,200		1,886,585
Executive Vice President and Chief Administrative Officer
Former Executive Officer:
Barry W. Acomb	2006	11,792	(6)	—	(7)	—	(8)	—	1,820,404	(9)	1,832,196
Vice President and Regional Manager—Gulf of Mexico

(1)          The salaries of the named executive officers are provided for in their respective employment agreements. From August 1, 2005 through July 31, 2006, the annual base salaries were $365,000, $600,000, $600,000 and $410,000 for Messrs. Ulm, Brunner, Cooper and McCoy, respectively. Effective August 1, 2006, the annual base salaries for these officers were increased to $410,000,

$650,000, $650,000 and $435,000, respectively. Mr. Van Wagenen’s annual base salary since August 1, 2005 has been $1,640,000. Please see “Compensation Discussion and Analysis—Base Salary” for additional information.

(2)          The bonus amounts included in this column were awarded as of August 1, 2006 but only one-third was paid in the year of the award. The remaining amount is deferred and will vest and be paid in two equal increments on August 1, 2007 and August 1, 2008, contingent upon the named executive officer’s continued employment on those dates. Deferred bonus amounts do not earn interest. Bonuses actually paid in 2006 included one-third of the amounts awarded in each of 2004, 2005, and 2006 and were $700,000, $216,667, $233,333, $233,333 and $216,667 for Messrs. Van Wagenen, Ulm, Brunner, Cooper and McCoy, respectively.

(3)          The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to restricted stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. Please see the “Grants of Plan-Based Awards Table” below for more information regarding the restricted stock awards granted in 2006.

(4)          The amount shown for each named executive officer in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column is attributable to the change in actuarial present value of the accumulated benefit under our defined benefit plan, and in the case of Mr. Van Wagenen, supplemental retirement benefits under the Nontax Qualified Plan in his employment agreement, in each case at December 31, 2006, as compared to December 31, 2005. There are no deferred compensation earnings.

(5)          Amounts shown include cash bonuses to assist in paying taxes on vested restricted stock and our contributions to the Tax-Advantaged Savings Plan. Tax assistance payments were $273,000, $87,000, $111,000, $111,000 and $96,000 for Messrs, Van Wagenen, Ulm, Brunner, Cooper and McCoy, respectively. Our contributions to the Tax-Advantaged Savings Plan were $13,200 for each named executive officer except for Mr. Acomb, for whom the amount paid included $1,592 to the plan and an additional $11,610 paid pursuant to his employment agreement. In the case of Mr. Van Wagenen, an additional amount of $16,850 is included as the incremental cost of his personal use of our aircraft on two occasions. The incremental cost was determined as the aggregate of fuel costs, pilot meals and lodging, landing fees, and any other expenses that were incurred as additional costs for these flights.

(6)          Mr. Acomb is included in this table as a former executive officer, as his employment with us terminated on January 18, 2006. This amount reflects the pro-rata portion of his base salary earned up to that date.

(7)          Amounts that were awarded in prior years but were vested and paid pursuant to his employment agreement upon termination of employment are included under the “All Other Compensation” column.

(8)          Shares that were awarded in prior years but were vested and paid pursuant to his employment agreement upon termination of employment are included under the “All Other Compensation” column.

(9)          This amount reflects payments to Mr. Acomb pursuant to his employment agreement upon termination of employment plus our contributions of $1,592 to the Tax-Advantaged Savings Plan. The amounts paid pursuant to the employment agreement were three years’ base salary ($849,000), three years’ bonus ($270,000), vesting of deferred bonuses ($95,000), supplemental retirement benefits ($502,292), accrued vacation ($27,212) and other benefits consisting of payments in lieu of office space and support services of $45,200, Tax-Advantaged Savings Plan participation of $11,608, outplacement support of $9,000 and club membership dues reimbursement of $9,500.

All U.S. salaried employees, including our named executive officers, may participate in our Tax-Advantaged Savings Plan. Under the plan, a participating employee may currently allocate up to 30% of his or her salary as a tax-deferred contribution (subject to a maximum dollar limitation in 2006 of $15,000, and an additional $5,000 if the participating employee attains age 50 during 2006), and we make matching contributions of 100% of the amount contributed by the employee, up to the lesser of 6% of such employee’s salary or $13,200. Funds contributed to the Tax-Advantaged Savings Plan by an employee and the earnings and accretions thereon may, according to instructions from the employee, be used to purchase shares of our common stock or to invest in certain mutual funds managed by The Vanguard Group of Investment Companies, including a money-market fund, a long-term bond fund, a balanced fund (investing in both stocks and bonds), a growth and income fund and a growth stock fund. All contributions to the Savings Plan are held by entities controlled by Vanguard. Participants in the plan may exercise voting rights over shares of our common stock held in accounts established under the plan for their benefit.

Grants Of Plan-Based Awards Table

The restricted stock awards reflected in the table below were granted to our named executive officers in 2006 pursuant to our 2004 Incentive Plan. Each award will vest in four equal annual installments beginning in August 2007, contingent upon the officer’s continued employment on the applicable vesting date. During the restricted period, the named executive officers receive the same cash dividends and are entitled to the same voting rights with respect to the restricted stock as a holder of our regular common stock. The restricted periods are subject to acceleration under the named executive officers’ employment agreements, as well as upon termination of employment by reason of death, disability or retirement. For further discussion, see “Compensation Discussion and Analysis—Long-term Incentives” above and “—Employment Agreements, Termination of Employment and Change of Control Arrangements” below.

Name	Grant Date	Approval Date	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Paul G. Van Wagenen	8/1/2006	7/25/2006	36,000	1,598,220
James P. Ulm, II	8/1/2006	7/25/2006	13,000	577,135
Stephen R. Brunner	8/1/2006	7/25/2006	17,000	754,715
Jerry A. Cooper	8/1/2006	7/25/2006	17,000	754,715
John O. McCoy, Jr.	8/1/2006	7/25/2006	13,000	577,135
Barry W. Acomb	—	—	—	—

(1)          The dollar amount indicated is the aggregate grant date fair value computed in accordance with Statement of Financial Accounting Standards No. 123R.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth information concerning stock-based awards held by our named executive officers as of December 31, 2006.

	Option Awards(1)			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Paul G. Van Wagenen	125,000 200,000 225,000	20.31 24.77 29.78	7/31/2010 7/31/2011 7/31/2012	6,250 15,000 27,000 36,000	(3) (4) (5) (6)	302,750 726,600 1,307,880 1,743,840
James P. Ulm, II	6,000 14,000 21,000	20.31 24.77 29.78	7/31/2010 7/31/2011 7/31/2012	1,750 5,000 9,000 13,000	(3) (4) (5) (6)	84,770 242,200 435,960 629,720
Stephen R. Brunner	8,000 18,000 30,000	20.31 24.77 29.78	7/31/2010 7/31/2011 7/31/2012	2,500 6,000 11,250 17,000	(3) (4) (5) (6)	121,100 290,640 544,950 823,480
Jerry A. Cooper	8,000 18,000 30,000	20.31 24.77 29.78	7/31/2010 7/31/2011 7/31/2012	2,500 6,000 11,250 17,000	(3) (4) (5) (6)	121,100 290,640 544,950 823,480
John O. McCoy, Jr.	8,000 27,000 30,000	20.31 24.77 29.78	7/31/2010 7/31/2011 7/31/2012	2,500 5,000 9,000 13,000	(3) (4) (5) (6)	121,100 242,200 435,960 629,720
Barry W. Acomb	—	—	—	—		—

(1)          Actual gain, if any, realized by an executive will depend on the market price of our common stock at the time of exercise. We have not granted stock options to executive officers since August 2002.

(2)          Amounts based on the per share closing price of our common stock as reported on the New York Stock Exchange Composite Transaction Reporting System for December 29, 2006 ($48.44).

(3)          Vests on August 1, 2007.

(4)          Vests ratably on August 1 of 2007 and 2008.

(5)          Vests ratably on August 1 of 2007, 2008 and 2009.

(6)          Vests ratably on August 1 of 2007, 2008, 2009 and 2010.

Option Exercises and Stock Vested Table

The following table sets forth the number of shares acquired upon exercise of stock options and vesting of restricted stock awards, and the value realized upon exercise or vesting of such awards, for each of our named executive officers in 2006. Other than Messrs. McCoy and Acomb, none of our named executive officers exercised options during 2006.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul G. Van Wagenen	—	—	22,750	1,006,915
James P. Ulm, II	—	—	7,250	321,864
Stephen R. Brunner	—	—	9,250	410,654
Jerry A. Cooper	—	—	9,250	410,654
John O. McCoy, Jr.	20,000	399,560	8,000	355,160
Barry W. Acomb	15,000	468,350	14,250	845,524

Pension Benefits Table

We maintain a noncontributory Tax Qualified Plan, covering all U.S. salaried employees, under which we annually make contributions actuarially necessary to provide the retirement benefits established under the plan. The following table sets forth information regarding the pension benefits conferred upon our named executive officers under the Tax Qualified Plan and, in the case of Mr. Van Wagenen, under a Nontax Qualified Plan provided for in his employment agreement.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Paul G. Van Wagenen	Tax Qualified Plan Nontax Qualified Plan	28 28	1,618,407 13,666,794	—
James P. Ulm, II	Tax Qualified Plan	7	146,176	—
Stephen R. Brunner	Tax Qualified Plan	13	337,598	—
Jerry A. Cooper	Tax Qualified Plan	27	1,386,304	—
John O. McCoy, Jr.	Tax Qualified Plan	29	1,241,292	—
Barry W. Acomb	—	—	—	334,171	(2)

(1)          Present value of accumulated benefits is based on a 5.75% discount rate and a 3.75% lump-sum interest rate.

(2)          Amount paid in a lump-sum from the Tax Qualified Plan upon termination of employment.

Benefits under the Tax Qualified Plan are based on a percentage of covered compensation (which is generally salary), length of service and certain other factors and are payable upon normal retirement at age 65, upon early retirement at age 55, or after termination of employment under certain circumstances. The plan provides that annual benefits are limited to the maximum amount prescribed by sections 415 and 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for pensions payable under tax-qualified plans. For 2007, the Code provides that the annual compensation of each employee that is to be taken into account under the Tax Qualified Plan cannot exceed $225,000, and the maximum allowable pension benefit payable under the plan would be limited to $180,000.

In order to maintain benefit levels under the Tax Qualified Plan to which he would otherwise be entitled were it not for limitations prescribed by the Code, as part of his employment agreement, we have agreed to supplement Mr. Van Wagenen’s and his spouse’s benefits under the Tax Qualified Plan in the event and to the extent that these Code limitations reduce the retirement benefits that would otherwise be payable to them under the Tax Qualified Plan. We refer to the portions of his employment agreement providing for these supplemental payments as the “Nontax Qualified Plan.” For more information concerning the amounts payable under the Nontax Qualified Plan, please see “—Employment Agreements, Termination of Employment and Change of Control Arrangements” below. In addition, Mr. Van Wagenen’s employment agreement provides that his aggregate pension and supplemental benefit is determined on the basis of covered compensation equal to his salary plus cash bonus (including deferred cash bonus).

Employment Agreements, Termination of Employment and Change of Control Arrangements

We have entered into employment agreements with each of our named executive officers. The agreements provide for minimum annual salaries for Messrs. Van Wagenen, Ulm, Brunner, Cooper and McCoy of $1,640,000, $410,000, $650,000, $650,000 and $435,000. The agreements also provide for continuation of coverage in our employee benefit plans and programs during the agreement term. The term of these agreements, as extended by amendments entered into as of August 1, 2006, expires August 1, 2008.

The agreements provide that if the named executive officer’s employment is terminated

•       by reason of death or disability,

•       by the named executive officer for “good reason,”

•       except in the case of Mr. Van Wagenen, by the named executive officer for any reason during the 180 day “window” period following a change of control of our company, or

•       by us, other than for cause,

the named executive officer is entitled to the following:

•       a lump-sum cash payment by us of:

•        compensation previously earned,

•        three years’ salary and bonus, and

•        supplemental retirement benefits equal to the amount payable under the Tax Qualified Plan had the officer remained employed for the term of his employment agreement (or, in the case of Mr. Van Wagenen, equal to the amount payable under the Tax Qualified Plan and/or Nontax Qualified Plan had he remained employed for three years following termination);

•       coverage under our welfare and other benefit plans for the remaining term of the employment agreement or as provided in such plans;

•       immediate vesting and exercisability of stock options, restricted stock awards, restricted stock unit awards and any other equity-based awards and performance awards that are outstanding at the time of termination of employment; and

•       payments to compensate the officer for the imposition of certain federal excise taxes on payments made to the officer in connection with a change in control of our company.

For information concerning the applicable amounts involved upon the occurrence of these events, please see the tables below.

The termination payment provisions described above are also contained in Mr. Van Wagenen’s employment agreement, except that his agreement provides for a different window period following a change of control and contains additional provisions relating to a change of control. Under Mr. Van Wagenen’s employment agreement, if his employment is terminated following a change of control

•       by him for “good reason,”

•       by him for any reason during the 30 day window period beginning one year after the change of control, or

•       by us, other than for cause,

Mr. Van Wagenen is entitled to the following:

•       a lump-sum cash payment by us of:

•        compensation previously earned,

•        five years’ salary and bonus,

•        four times the fair market value on the grant date of Mr. Van Wagenen’s most recent equity award (or most recent award prior to the change of control, if higher) based on the market price of our underlying common stock (and subject to adjustment for salary increase), and

•        supplemental retirement benefits equal to the amount payable under the Tax Qualified Plan and Nontax Qualified Plan had Mr. Van Wagenen remained employed for five years following termination;

•       coverage under our welfare and other benefit plans for the remaining term of the employment agreement or as provided in such plans

•       immediate vesting and exercisability of stock options, restricted stock awards, restricted stock unit awards and any other equity based awards and performance awards that are outstanding at the time of termination of employment; and

•       payments to compensate Mr. Van Wagenen for the imposition of certain federal excise taxes imposed on payments made to him in connection with a change of control.

Following a change of control, Mr. Van Wagenen’s agreement further provides for annual increases of his base salary of at least the percentage increase, if any, in the United States Department of Labor’s U.S. Consumer Price Index.

In addition, if Mr. Van Wagenen’s employment is terminated for any reason other than his death, his employment agreement obligates us to pay him a monthly benefit (which we refer to as the Nontax Qualified Plan) for life (or the lump-sum equivalent with the consent of his spouse) of an amount equal to the monthly annuity payment that he would have received under our Tax Qualified Plan had cash bonuses been included as “considered compensation” under the plan, assuming the inapplicability of certain provisions of the Internal Revenue Code and less the amount actually payable under our Tax Qualified Plan. In the event of Mr. Van Wagenen’s death, whether or not occurring while he is employed by us, Mr. Van Wagenen’s employment agreement provides that we will pay his spouse a monthly benefit for life (or the lump-sum equivalent) of an amount equal to the monthly installment that she would have received under our Tax Qualified Plan had cash bonuses been included as considered compensation, assuming the inapplicability of certain provisions of the Internal Revenue Code and less the amount actually payable under our Tax Qualified Plan.

Change of Control

For the purposes of the employment agreements, a “change of control” means:

•       the acquisition by any person of beneficial ownership of 20% or more of our outstanding common stock or voting securities, unless the acquisition is made (i) directly from us in a transaction approved by a majority of our incumbent Board of Directors, (ii) by any employee benefit plan sponsored or maintained by us or any corporation controlled by us or (iii) by a parent corporation resulting from a merger or consolidation or an acquisition by us if, following any such transaction described in this clause (iii):

•        our stockholders prior to the transaction own proportionately more than 60% of the outstanding shares of common stock or the voting power of the combined entity;

•        subject to specified exceptions, no person owns 20% or more of the outstanding shares of common stock or the voting power of the combined entity; and

•        at least a majority of the members of the board of directors of the company resulting from the transaction were members of our incumbent Board of Directors immediately prior to the transaction;

•       that the members of our incumbent Board of Directors cease, for any reason, to constitute at least a majority of our Board of Directors;

•       approval by our stockholders of a merger, consolidation or acquisition by us unless, following such transaction, (i) our stockholders prior to the transaction own proportionately more than 60% of the outstanding shares of common stock or the voting power of the combined entity, (ii) subject to specified exceptions, no person owns 20% or more of the outstanding shares of common stock or the voting power of the combined entity and (iii) at least a majority of the members of the board of directors of the company resulting from the transaction were members of our incumbent Board of Directors immediately prior to the transaction; or

•       approval by our stockholders of (i) our complete liquidation or dissolution or (ii) the sale or other disposition in one transaction or a series of related transactions of 60% or more of our assets (such assets to be based on fair market value as determined by a majority of our incumbent Board of Directors), unless, immediately following such sale or disposition of assets (a) our stockholders prior to the transaction own proportionately more than 60% of the outstanding shares of common stock or the voting power of the acquiring entity, (b) subject to specified exceptions, no person owns 20% or more of the outstanding shares of common stock or the voting power of the acquiring entity, and (c) at least a majority of the members of the board of directors of the acquiring entity were members of our incumbent Board of Directors immediately prior to the transaction.

As used above, “incumbent Board of Directors” means the members of the Board of Directors as of the date of the execution of the employment agreements and including any individual added to the Board of Directors upon the approval of a majority of the members then comprising the incumbent Board of Directors (excluding any individual who initially became a member of the Board of Directors as a result of an actual or threatened election contest or proxy contest).

Good Reason

For the purposes of the employment agreements, the term “good reason” means:

•       the assignment to the named executive officer of any duties inconsistent with such officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by the employment agreement, or any other action by us that results in a diminution in such position, authority, duties or responsibilities, excluding insubstantial or inadvertent actions remedied promptly by us;

•       any failure by us to comply with any of the provisions of the employment agreement providing for the named executive officer’s compensation and benefits, excluding insubstantial or inadvertent failures remedied promptly by us;

•       our requirement the named executive officer to be based at any office or location other than as described in such officer’s employment agreement;

•       any purported termination of the named executive officer’s employment other than as expressly permitted by the employment agreement; or

•       any failure by us to comply with and satisfy the requirement in the employment agreement  that any successor company expressly assume and agree to perform the agreement.

Mr. Van Wagenen’s employment agreement additionally provides that the definition of “good reason” includes any failure, following a change of control of our company, to provide both an annual bonus and equity award no less favorable to Mr. Van Wagenen than the single highest bonus and equity award provided to him during the 24 months immediately preceding the change of control, appropriately increased to reflect annual salary increases provided for in Mr. Van Wagenen’s agreement (as described above) and/or additional positions or responsibilities.

Other Terms

In the context of the employment agreements, “disability” or “disabled” means the absence of the officer from his or her duties with us on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness determined to be total and permanent by a physician. If we determine, in good faith, that a named executive officer has become disabled, we may give the officer written notice of our intention to terminate the officer’s employment. The officer’s employment will terminate on the 30th day after the receipt of such notice, provided that the officer has not returned to full-time performance of his or her duties during such time.

For the purposes of the employment agreements, “cause” means:

•       a material violation by the named executive officer of his or her obligations under his or her respective agreement (other than as a result of incapacity due to physical or mental illness) that is willful and deliberate, that is committed in bad faith or without reasonable belief that such violation is in our best interests and that is not remedied in a reasonable time after written notification of such violation; or

•       the final and non-appealable conviction by a court of competent jurisdiction of a named executive officer of a felony involving moral turpitude.

Confidential Information

Pursuant to the employment agreements, the named executive officers are obligated to hold in a fiduciary capacity, for our benefit, all secret or confidential information, knowledge or data (which has not become public knowledge) relating to us and its respective businesses, obtained by the named executive officers during their employment with us. Except for mental impressions of confidential information retained by a named executive officer and utilized in the ordinary course of business in any subsequent employment or as required by law, the named executive officer is not permitted, without our prior written consent, to communicate or divulge any such information. The employment agreements provide that in no event shall an asserted violation of this restriction constitute a basis for deferring or withholding any amounts due to the named executive officer under his or her employment agreement.

Estimated Termination Payments

The following table shows potential payments under employment agreements to:

•       all of our named executive officers for termination of employment by reason of death or disability at any time;

•       our named executive officers other than Mr. Van Wagenen for

•        termination of employment by them for good reason at any time,

•        termination of employment by them for any reason following a change of control on December 31, 2006, which for purposes of this table is assumed to be within the applicable window period, or

•        termination of their employment by us, other than for cause, at any time; and

•       Mr. Van Wagenen for

•        termination of employment by him for good reason prior to a change of control or

•        termination of his employment by us, other than for cause, prior to a change of control.

The amounts shown in the tables below do not include payments and benefits to the extent they are provided on a non-discriminatory basis to salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our Tax Advantaged Savings Plan, nor do they include accrued pension benefits under our Tax Qualified Plan or, in the case of Mr. Van Wagenen, the Nontax Qualified Plan in his employment agreement. Please see “—Pension Benefits Table” and the related narrative above for more information on pension benefits available to our named executive officers.

	Paul G. Van Wagenen	James P. Ulm, II	Steven R. Brunner	Jerry A. Cooper	John O. McCoy, Jr.
Cash severance	$7,170,000	$1,905,000	$2,700,000	$2,700,000	$1,980,000
Supplemental retirement benefits	6,958,130	33,670	46,980	250,118	258,390
Welfare and other benefit plans	369,278	62,518	63,460	439,112	484,122
Early vesting of awards(1)	4,831,070	1,617,650	2,030,170	2,030,170	1,653,980
Excise tax gross up(2)	—	775,140	1,051,000	—	—
Total(3)	$19,328,478	$4,393,978	$5,891,610	$5,419,400	$4,376,492

(1)          These amounts represent early vesting of restricted stock awards and deferred cash bonuses.

(2)          The excise tax gross-up would only apply if termination of employment follows a change of control of Pogo.

(3)          Total amounts due a named executive officer upon a change of control may vary from these amounts, depending upon when employment is terminated during the 180 day window period applicable to named executive officers (other than Mr. Van Wagenen, for purposes of this table), as changes in the component items could occur.

The following table shows potential payments to Mr. Van Wagenen under his employment agreement for

•       termination of employment by him for good reason after a change of control,

•       termination of his employment by us, other than for cause, after a change of control or

•       termination of employment by him for any reason following a change of control on December 31, 2006, which for purposes of this table is assumed to be within the applicable window period.

Paul G. Van Wagenen
Cash severance	$11,950,000
Supplemental retirement benefits	8,972,750
Welfare and other benefit plans	369,278
Early vesting of awards(1)	4,831,070
Excise tax gross up	10,936,450
Supplemental cash award(2)	6,392,880
Total(3)	$43,452,428

(1)          These amounts represent early vesting of restricted stock awards and deferred cash bonuses.

(2)          This amount represents a lump-sum cash payment equal to four times the fair market value on the grant date of Mr. Van Wagenen’s most recent equity award (or most recent award prior to the change of control, if higher) based on the market price of our underlying common stock (and subject to adjustment for salary increase).

(3)          Total amounts due Mr. Van Wagenen upon a change of control may vary from this amount due to changes in the various components that may occur between the date of the change of control and the 30 day window period beginning one year later. For example, following a change of control, Mr. Van Wagenen’s employment agreement provides for annual increases of his base salary of at least the percentage increase, if any, in the United States Department of Labor’s U.S. Consumer Price Index.

DIRECTOR COMPENSATION

Each director, other than those who are our regularly employed officers, receives an annual director’s fee of $60,000. In addition, each nonemployee director receives a fee of $2,500 for each meeting of the Board of Directors (including meetings of the Executive Committee) attended. The members of the Audit Committee receive a fee of $3,000 for each meeting attended, and the members of the Compensation, Nominating and Corporate Governance and Management Committees receive $1,500 for each meeting attended. A nonemployee director who serves as the chairman of the Audit, Compensation, Nominating and Corporate Governance and Management Committees also receive an annual retainer of $10,000, $5,000, $5,000, $5,000 and $5,000, respectively, for his or her service in such capacity. We also reimburse directors for reasonable travel and related expenses incurred in attending meetings of the Board of Directors or its committees. Directors who are our employees do not receive compensation for serving on the Board or on committees of the Board.

The 2004 Incentive Plan provides for the grant of stock awards to nonemployee directors as approved from time to time by the Compensation Committee, provided that no nonemployee director may be granted stock awards covering or relating to more than 2,500 shares of our common stock per year. On June 1, 2006, each nonemployee director received 1,500 restricted shares of our common stock and a cash award equivalent in value to 1,500 shares of our common stock valued at the average of high and low trades as reported on The New York Stock Exchange Composite Transactions Reporting System on June 1, 2006 ($44.98). Each restricted stock award will vest in June 2007, contingent upon the director’s continued service on our Board. During the restricted period, the directors receive the same cash dividends and are entitled to the same voting rights with respect to the restricted stock as a holder of our regular common stock. Beginning June 1, 2007, each non-employee director will receive an annual grant of 2,000 restricted shares of our common stock plus a cash award equivalent in value to 2,000 shares of common stock. We expect that future equity compensation granted to nonemployee directors will be made in the form of stock awards under this plan, in lieu of options under our other incentive plans.

Messrs. Loeb and Radoff did not earn any fees or other compensation in 2006, as they did not become members of the Board of Directors until March 12, 2007.

The following table provides information on our compensation for non-employee directors in 2006.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Jerry M. Armstrong	169,820	70,456	240,276
Robert H. Campbell	169,820	70,456	240,276
William L. Fisher(2)	36,333	31,099	67,432
Thomas A. Fry, III	166,470	70,456	236,926
Gerrit W. Gong	164,470	70,456	234,926
Charles G. Groat	164,470	39,358	203,828
Carroll W. Suggs	169,820	70,456	240,276
Stephen A. Wells	171,170	70,456	241,626

(1)          The amounts included in the “Stock Awards” column represent the compensation cost we recognized in 2006 related to restricted stock awards, as described in Statement of Financial Accounting Standards No. 123R. For a discussion of valuation assumptions, see Note 13 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2006. The full grant date fair value associated with the award of 1,500 shares of restricted stock to each director serving as of June 1, 2006 was $67,470.

(2)          Dr. Fisher’s term as a director expired at the 2006 annual meeting of shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information about the common stock that may be issued under all of our existing equity compensation plans as of December 31, 2006:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,134,300	$26.67	2,774,624	(1)
Equity compensation plans not approved by security holders	487,269	$35.93	509,900	(2)
Total	1,621,569	$29.45	3,284,524

(1)          The securities remaining available for issuance under the approved plans may be issued in the form of stock options, stock appreciation rights, stock awards and performance shares. The exercise price may be paid in cash or by tendering already-owned common stock. Awards are generally not transferable, subject to exceptions in certain cases involving transfers to a family member or related entities if approved by the committee administering the plan.

(2)          Shares remaining available for issuance under the 1998 Long-Term Incentive Plan (the only plan not approved by security holders) include only stock options and stock appreciation rights, the exercise or reference price of which may not exceed the fair market value of our common stock on the date of grant. The exercise price may be paid in cash or by tendering already-owned common stock. Awards are generally not transferable, subject to exceptions in certain cases involving transfers to a family member or related entities if approved by the committee administering the plan.

PROPOSAL 2:  RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our financial statements for the year 2007. The Audit Committee has approved the submission of this appointment to our shareholders for ratification and the Board of Directors recommends voting FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm to audit our financial statements for the year 2007. A representative of PricewaterhouseCoopers LLP will attend the annual meeting and will have the opportunity to make a statement and to respond to appropriate questions.

OTHER MATTERS

Annual Report

The annual report to shareholders, including financial statements for the year ended December 31, 2006, has been mailed to shareholders. The annual report is not a part of the proxy solicitation material.

Proposals by Security Holders and Advance Notice Procedures

Proposals intended to be presented by shareholders at our 2008 Annual Meeting of Shareholders must be received by us, at the address set forth on the first page of this Proxy Statement, no later than December 25, 2007, in order to be included in our proxy material and form of proxy relating to such meeting. Shareholder proposals must also be otherwise eligible for inclusion.

Our Amended and Restated Bylaws provide that a shareholder wishing to nominate a candidate for election to the Board of Directors or bring a proposal before the 2008 Annual Meeting of Shareholders must give our Corporate Secretary written notice of its intention to make the nomination or present the proposal. Generally, we must receive that notice not less than 80 nor more than 110 days prior to the meeting. However, if less than 90 days prior public disclosure of the meeting date is given, we must receive the notice by the tenth day following the date that notice of the meeting is given by us. A shareholder’s notice of a proposed nomination or proposal must contain certain information about the nominee or proposal, as applicable, and the shareholder making the nomination or proposal. We may disregard any nomination or proposal that does not comply with the procedures established in our Amended and Restated Bylaws. In addition, compliance with these procedures does not require us to include the proposed nominee or proposal, as applicable, in our proxy solicitation material.

Section 16(a) Beneficial Ownership Reporting Compliance and Other Matters

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of common stock and other equity securities of our company. Officers, directors and greater than ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2006, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten-percent beneficial owners were complied with.

Other Business

Management does not intend to bring any business before the annual meeting other than the matters referred to in the accompanying notice, and at this date, has not been informed of any matters that may be presented to the meeting by others. If, however, any other matters properly come before the meeting, it is intended that the persons named in the accompanying proxy will vote on such matters pursuant to the proxy in accordance with their best judgment.

By Order of the Board of Directors

Paul G. Van Wagenen
Chairman of the Board

April 20, 2007

Pogo Producing Company

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 15, 2007.

Vote by Internet
• Log on to the Internet and go to
www.investorvote.com
• Follow the steps outlined on the secured website.

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2.
1. Election of Directors:	For	Withhold				For	Withhold		For	Withhold

01 - Paul G. Van Wagenen	☐	☐	02 - Robert H. Campbell			☐	☐	03 - Charles G. Groat	☐	☐

04 - Daniel S. Loeb	☐	☐

			For	Against	Abstain

2. RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP as independent registered public accounting firm to audit the financial statements of the Company for 2007.			☐	☐	☐

B Non-Voting Items
Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.			Signature 1 — Please keep signature within the box.					Signature 2 — Please keep signature within the box.
/ /

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

Proxy — Pogo Producing Company

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Shareholders to be held Tuesday, May 15, 2007.

The undersigned hereby appoints Paul G. Van Wagenen and John O. McCoy, Jr., or either of them, proxies, with full power of substitution and with discretionary authority, to vote all shares of Common Stock of Pogo Producing Company (the “Company”) that the undersigned would be entitled to vote at the 2007 Annual Meeting of Shareholders, or at any adjournments thereof, on all matters which may come before such meeting, all as set forth in the accompanying Proxy Statement, including the proposals set forth on the reverse side of this Proxy.

This Proxy will be voted as you specified on the reverse side. If no specification is made, the Proxy will be voted FOR the election of the nominees listed in Item 1, FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP to audit the financial statements of the Company for 2007 and IN THE DISCRETION OF THE PROXIES for such other business as may properly come before the meeting. Receipt of the Notice of, and Proxy Statement for, the 2007 Annual Meeting and the 2006 Annual Report to Shareholders of Pogo Producing Company is hereby acknowledged.

PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD USING THE ENCLOSED ENVELOPE.
NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT – This Proxy must be signed and dated on the reverse side.